UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2018

HERON LAKE BIOENERGY, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	000-51825	41-2002393
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

91246 390th Avenue, Heron Lake, MN	56137-1375
(Address of principal executive offices)	(Zip Code)

(507) 793-0077
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 6, 2018, Heron Lake BioEnergy, LLC (the “Company”) finalized loan agreements for an amended credit facility (the “Amended Credit Facility”) with Compeer Financial, FLCA and Compeer Financial, PCA, collectively formerly known as AgStar Financial Services, FCLA (“Compeer”).  The loan agreements include a credit agreement dated March 29, 2018 (the “Amended Credit Agreement”) which amends and replaces the Company’s master loan agreement dated July 29, 2014 with Compeer.  Subject to the terms of the amended credit agreement, the amended credit facility includes an amended and restated revolving term loan with a $4.0 million principal commitment (the “Amended Revolving Term Loan”) and a revolving seasonal line of credit with a $4.0 million principal commitment (the “Seasonal Revolving Loan”), which are secured by substantially all business assets and guaranties from the Company’s wholly-owned subsidiary, HLBE Pipeline Company, LLC, under which it guarantees full payment and performance of the Company’s obligations to Compeer.   CoBank, ACB (“CoBank”) will continue to act as Compeer's administrative agent with respect to the Company’s Amended Credit Facility and has a participation interest in the loans.

In connection with the amended credit facility, the Company executed an amended and restated revolving term promissory note, a revolving credit promissory note, an amended and restated security agreement, and an amended and restated mortgage, assignment of rents and profits, and fixture financing statement, commodity account control agreement, and amended agency and intercreditor agreement.  Additionally, HLBE Pipeline Company, LLC executed an amended guarantee agreement and amended and restated security agreement.

Amended Credit Agreement

The Amended Credit Facility contains customary financial and affirmative covenants and negative covenants for loans of this type and size to ethanol companies.  Financial covenants under the Amended Credit Facility include (i) maintenance of at least $8 million in Working Capital, measured monthly on a unconsolidated basis beginning on February 13, 2018 through September 30, 2018; (ii) maintenance of at least $10 million in Working Capital, measured monthly on a unconsolidated basis beginning on October 31, 2018 (iii) maintenance of Net Worth of not less than $32 million, measured monthly on a unconsolidated basis beginning on July 31, 2014; (iii) maintenance of an Debt Service Coverage Ratio of not less than 1.15 to 1.00, measured annually at the end of each fiscal year.

The Amended Credit Facility provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, the following: nonpayment of principal or interest; breach of covenants or other agreements in the Amended Credit Facility; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency.  If any event of default occurs, the remaining principal balance and accrued interest on the Amended Credit Facility will become immediately due and payable.

Amended Revolving Term Loan

Under the terms of the amended revolving term loan, the Company may borrow, repay, and reborrow up to the aggregate principal commitment amount of $4.0 million.  Final payment of amounts borrowed under amended revolving term loan is due December 1, 2021.  Interest on the amended revolving term loan accrues at a variable weekly rate equal to 3.10% above the One-Month London Interbank Offered Rate (“LIBOR”) Index rate.  Interest on amounts borrowed is payable monthly in arrears.  The Company also agreed to pay an unused commitment fee on the unused available portion of the Amended Term Revolving Loan commitment at the rate of 0.500% per annum, payable monthly in arrears.

Seasonal Revolving Loan

Under the terms of the seasonal revolving loan, the Company may borrow, repay, and reborrow up to the aggregate principal commitment amount of $4.0 million until its maturing on February 1, 2019.  Amounts borrowed under the seasonal revolving loan bear interest at a variable weekly rate equal to 2.850% above the rate quoted by the Bloomberg Information Services for the offering of one-month U.S. Dollar deposits.  The Company also agreed to pay an unused commitment fee on the unused portion of the seasonal revolving loan commitment at the rate of 0.250% per annum.

The foregoing summaries of the Amended Credit Facility do not purport to be complete and are subject to and qualified in their entirety by reference to the loan documents, which will be attached as exhibits to the Company’s next Quarterly Report on Form 10-Q for the period ending April 30, 2018.

ITEM 2.03.CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information disclosed in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERON LAKE BIOENERGY, LLC

Date: April 9, 2018	/s/ Stacie Schuler
Stacie Schuler, Chief Financial Officer